Exhibit 10.7

Executive Officer Separation Agreement

THIS EXECUTIVE OFFICER SEPARATION AGREEMENT (the “Separation Agreement”) is made and entered into and is effective as of this 1st day of March, 2010 (the “Effective Date”) by and between AMERISAFE, INC. (herein the “Employer”) and David O. Narigon (herein “Employee”) and for good and valuable consideration including the mutual covenants contained herein, Employer and Employee agree as follows:

RECITALS

WHEREAS, Employee has been employed by Employer in the position of Executive Vice President, Claims and Premium Audit pursuant to an Executive Officer Employment Agreement entered into by and between Employer and Employee.

WHEREAS, Employee and Employer have agreed upon a mutual separation of Employee’s employment and are entering into this Separation Agreement in order to effectuate same.

WHEREAS, Employee and Employer are entering into this Separation Agreement in order to resolve any and all outstanding disputes that may exist or that could arise between Employee and Employer in connection with Employee’s separation of employment and in connection with any rights and obligations that may exist or which may be in dispute under the Executive Officer Employment Agreement.

WHEREAS, Employer and Employee acknowledge that the terms and conditions of this Separation Agreement are fair and reasonable and promote the respective best interests of Employer and Employee.

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants contained herein, Employer and Employee agree as follows:

AGREEMENT

1.	TERMINATION OF EMPLOYMENT. In consideration of the mutual promises and covenants contained in this Separation Agreement, Employer’s employment of Employee is terminated by Employee’s resignation effective as of March 15, 2010.

2.	PAYMENTS. Subject to Employee’s compliance with the provisions of this Separation Agreement, and subject to the terms contained in this Separation Agreement, Employer will pay Employee or provide Employee with the following benefits in connection with the termination of his employment with Employer (the “Separation Benefits”):

A.	Separation Payments.

1.	On the Effective Date of this Separation Agreement, Employer shall pay Employee for all salary or wages and any accrued vacation due through the Effective Date.

2.	Additionally and in consideration of Employee’s obligations under this Separation Agreement, Employer shall pay to Employee the total gross amount of Three Hundred Twenty-Nine Thousand One Hundred Eighty-One and No/100s Dollars ($329,181.00), to be paid in Twenty-Four (24) equal bi-weekly installments of Thirteen Thousand Seven Hundred Fifteen and 88/100s ($13,715.88), subject to all applicable withholdings (such as state and federal income tax, Social Security and Medicare taxes and all other required withholdings) and in accordance with Employer’s customary payroll procedures. The first installment of the Separation Payment will be processed during Employer’s first payroll period beginning more than eight (8) days after receipt of a fully executed Separation Agreement.

3.	Additionally and in consideration of Employee’s obligations under the Separation Agreement, Employer shall pay to Employee the total gross amount of Seventy-Six Thousand Five Hundred and No/100s ($76,500.00) that will be paid in one lump sum on or before March 15, 2010. This amount is subject to all applicable withholdings (such as state and federal income tax, Social Security and Medicare taxes and all other required withholdings).

B.

COBRA Rights. Commencing on the Effective Date, Employee may be entitled to group health insurance continuation benefits pursuant to the relevant provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and any other statutory health insurance rights at his sole cost and expense. Separate notice of COBRA rights and an election form will be provided to Employee, as applicable. In the event that Employee timely elects COBRA continuing coverage, Employer will pay or reimburse Employee the actual cost of COBRA continuing health coverage premiums incurred and to be paid by Employee for up to a maximum of twelve (12) months from the Effective Date. If Employee does not timely elect COBRA continuing coverage, Employer shall not have any payment or reimbursement obligations. If Employee discontinues or cancels COBRA continuing coverage or if COBRA continuing coverage is otherwise terminated prior to the maximum period of twelve (12) months, Employer shall not have any further payment or reimbursement obligations. If Employee’s COBRA continuing coverage remains in effect for twelve (12) months, then Employer shall not have any further obligation beyond the twelve (12) month maximum period for any further payment or reimbursement obligations and any and all premiums and costs associated with COBRA continuing coverage beyond the maximum twelve (12) month period shall be the sole responsibility of Employee. In the event that Employee becomes eligible for health care coverage under any other group health plan (including any employer sponsored plans), Employer’s payment and reimbursement obligations shall end on the date that Employee becomes eligible for such other health care coverage, regardless of whether Employee elects such other health care coverage. To the extent that any COBRA subsidies or other COBRA reductions or offsets to premiums apply during the pendency of any payment obligations of Employer, Employer shall be entitled to such subsidies, offsets and reductions.

C.	Benefit Plans. To the extent that Employee participated in any employee welfare benefit plans, retirement plans, 401(k) plans, profit sharing plans, employee welfare pension plans, deferred compensation plans, stock option plans or any other similar benefit program, Employee’s right to continue participation, vesting, distribution or other rights shall be governed and controlled by the specific terms, conditions and requirements of such plans. Any other applicable required notices to Employee will be separately provided. Employee acknowledges that he will refer to plan documents for further information concerning any rights under such plans.

D.	Set-off. All amounts payable by Employer hereunder shall be subject to claims of set-off, counterclaim, recoupment, or other right Employer or any of its Affiliates may have against Employee, including, specifically, any breach of the terms of this Separation Agreement. Employer acknowledges that as of the Effective Date it has no actual knowledge of any such claims.

E.	Death. If Employee dies prior to the payment of any of the amounts set forth in this Section, said amounts will be paid in accordance with applicable law. In such event, Employee’s group health insurance benefits shall be terminated in accordance with the plan’s procedures in the event of death of an employee or under applicable law.

F.	No Other Benefits. Except as expressly set forth in this Section, Employee shall not be entitled to any other payments or benefits from Employer or to participate in any Employee benefit program of the Employer on or after the Effective Date. Employee agrees that Employee has received full reimbursement for all business expenses owed to Employee by the Employer.

3.	PROTECTION OF INTERESTS.

A.	Confidentiality and Non-Disclosure. Employee acknowledges that his position with Employer was one of the highest trust and confidence, both by reason of Employee’s position and by reason of Employee’s access to and contact with trade secrets and confidential and proprietary business information of Employer, as well as information technology, during the term of the Employee’s employment.

Therefore, in consideration of the payments to be made by Employer to Employee hereunder, Employee covenants and agrees as follows:

i.	Employee will use his best efforts to protect and safeguard, and shall not use, directly or indirectly, for Employee’s own benefit or for the benefit of another, any Confidential Information (as hereinafter defined); and

ii.	Employee shall not disclose to any person or entity any Confidential Information, either directly or indirectly, whether or not for compensation or other remuneration, except as may be required by law.

As used in this Separation Agreement, the term “Confidential Information” shall include, but is not limited to, all business information, proprietary information and trade secrets of any nature which was maintained, generated, received, acquired or accessed by Employee during his term of employment and which is confidential in nature or is not generally known by the public or by third parties. “Confidential Information” also includes, without any limitations, the following: financial information, budgets, plans, data, trade secrets, computer software, information technology, technical information, research and development, product information, service information, processes, customer lists, consumer information, customer data, pricing information, sales information, marketing information, bid information, job or project information, contracts, insurance information, underwriting information, audit information, claims information, policy information, data processing, processes, formulas, designs, drafts, drawings, systems, specifications, means, methods, techniques, protocols, compilations, intellectual property, inventions and improvements, operational methods, business plans and strategies, market information, supplier information, vendor information, personnel matters and records, and any and all other matters, information and documentation that is sensitive, business, proprietary or confidential in nature. “Confidential Information” also includes any and all items that would be designated as trade secrets under any applicable federal or state law.

Additionally, Employee acknowledges and affirms that the confidentiality obligations set forth in Section 8 of the Executive Officer Employment Agreement entered into between Employer and Employee shall remain in effect and shall continue to be binding on Employee and said obligations shall survive Employee’s separation of employment with Employer. Employee expressly agrees to comply with any and all such confidentiality obligations in addition to any and all confidentiality obligations set forth in this Separation Agreement.

B.

Non-Disparagement. In consideration of the payments to be made by Employer to Employee hereunder, Employee agrees that he shall make no statements, remarks or comments, orally or in writing, publicly or privately, to any third party that would constitute actionable defamation with regard to Employer, its Affiliates, related companies, or any of their current or former respective management, officers, directors, shareholders, members, employees, agents, or representatives, or any of their products, services, divisions, or Employer’s business. In consideration of Employee’s obligations under this agreement, Employer agrees, on behalf of itself and its subsidiaries, that it shall refrain from making any statements or comments to any third party that would constitute actionable defamation with regard to Employee. Notwithstanding the foregoing, neither Employer nor Employee will be restricted from providing information about the other as required by a court or governmental agency or by applicable law.

C.	Injunction. Employee acknowledges and agrees that if he shall violate any of the provisions of this Section 3 with respect to non-disclosure, confidentiality and non-disparagement, Employer and its Affiliates would sustain irreparable harm and, therefore, in addition to any other remedies which Employer may have under this Separation Agreement or as otherwise provided by law, Employer shall be entitled to an injunction to be issued by any court of competent jurisdiction restraining Employee from committing any such violation under this Separation Agreement. Employee agrees that Employer shall be entitled to injunctive relief without proof of irreparable harm and that Employer shall have the right to seek any and all other available relief and damages and that all available remedies shall be cumulative and not exclusive. Employer acknowledges and agrees that if it or its subsidiaries violate Section 3(B) Employee would sustain irreparable harm and, therefore, in addition to any other remedies which Employee may have under this Separation Agreement or as otherwise provided by law, Employee shall be entitled to an injunction to be issued by any court of competent jurisdiction restraining Employer or its subsidiary from committing any such violation under this Separation Agreement. Employer agrees that Employee shall be entitled to injunctive relief without proof of irreparable harm and that Employee shall have the right to seek any and all other available relief and damages and that all available remedies shall be cumulative and not exclusive.

D.

Employee Release of Claims. In consideration of the payments to be made by Employer to Employee hereunder, as recited hereinabove, Employee hereby releases and forever discharges Employer, and any of its present, former and future partners, Affiliates, direct and indirect parents, subsidiaries, successors, directors, officers, shareholders, partners, joint venturers, members, insurers, affiliates, guarantors, investors, employees, agents, managers, representatives, consultants, independent contractors, attorneys, predecessors and assigns (collectively, the “Released Parties”), from any and all claims, actions and causes of action arising out of, related to or in any way associated with Employee’s employment and separation of employment with Employer, including Employee’s rights to any compensation or benefits from the Released Parties in connection with his employment and separation of employment, other than that which is expressly set forth herein, whether such claims are known or unknown, asserted or unasserted, anticipated or unanticipated or arising in tort, contract, law, or equity and including, but in no way limited to, any and all claims for violation of any federal, state or local law or regulation which are in any way related to employment matters, benefit matters and compensation matters with respect to the Released Parties. This release includes, without limitation, any and all claims, causes of action, rights of action, damages and amounts related to any past, present and future damages, future costs and expenses whatsoever, loss of income, economic damages, compensation, distributions, emotional damages, damage to reputation, physical damages, personal injuries, loss of commissions, loss of profits, back pay, future pay, loss of bonuses, loss of benefits, defamation damages, incidental damages, consequential damages, general damages, special damages, compensatory damages, any consequence of the foregoing and any and all damages of whatsoever kind and character, including any and all claims for punitive damages, exemplary damages, liquidated damages, treble damages, stipulated damages, double damages and multiple damages and for the recovery of penalties, fines, costs and attorney’s fees. This release also includes, but is in no way limited to, any and all claims under the following provisions of law: Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991); Fair Labor Standards Act (FLSA); Employee Retirement Income Security Act of 1974 (ERISA); Consolidated Omnibus Budget Reconciliation Act (COBRA); Americans With Disabilities Act (ADA); Family and Medical Leave Act (FMLA); Health Insurance Portability & Accountability Act (HIPAA); National Labor Relations Act (NLRA); Occupational Safety and Health Act (OSHA); Ledbetter Fair Pay Act (LFPA); the Age Discrimination in Employment Act (ADEA); Older Worker Benefit Protection Act (OWBPA); Worker Adjustment Retraining and Notification Act (WARN); Uniform Services Employment and Reemployment Rights Act (USERRA); Executive Order 11246; Fair Credit Reporting Act (FCRA); state workers compensation laws (save and except any pending workers compensation claims); state discrimination laws (including La.R.S. 23:301, et seq.); state tort laws; state laws of obligations or contracts; state wage payment statutes (including La.R.S. 23:631, et seq.); state unfair and deceptive trade practice statutes; state and federal whistleblower statutes; and any and all federal, state and local laws and ordinances related to or in any way associated with employment, discharge of employment, separation from employment, compensation, benefits and any matters related thereto. Employee acknowledges that the above list is illustrative only and is not an exclusive listing of laws, regulations and ordinances to which the release applies. This release does not pertain to liability for wrongful actions by Employer occurring after its effective date.

Employee further releases and forever discharges Employer from any and all claims, causes of action, rights, demands and amounts arising out of, related to, or in any way associated with the Executive Officer Employment Agreement entered into between Employer and Employee. This includes, but is in no way limited to, any and all contractual payments, contractual obligations, compensation, distributions, bonuses and any and all other amounts that may be due and owing and to which Employee may assert are due and owing under the terms of said Executive Officer Employment Agreement. Employee agrees that he will not assert against Employer (and the Released Parties) any claims, rights or causes of action pursuant to, arising out of or in any way related to the Executive Officer Employment Agreement.

E.	Employee acknowledges that he has been given a full and fair opportunity to review this Separation Agreement and he has been specifically advised to consult with an attorney before executing this Separation Agreement, and that he has been allowed up to twenty-one (21) days to consider whether to accept the benefits of this Separation Agreement in return for the releases contained in this Separation Agreement. If Employee decides to execute the Separation Agreement before the expiration of the twenty-one (21) day period after presentment, Employee hereby certifies and represents that it was his own decision, made after adequate reflection concerning the purposes and effects of this Separation Agreement and that execution of this Separation Agreement was not coerced by the Released Parties or anyone acting on their behalf or in concert with them. Before execution of this Separation Agreement, Employee warrants and represents that he understands the reason for his employment separation and had the opportunity to discuss with representatives of Employer the terms, contents and conditions of this Separation Agreement. Consequently, Employee has fully informed himself and warrants and represents that he executed this Separation Agreement knowingly and voluntarily. This Separation Agreement may be revoked by Employee at any time within seven (7) days after the Separation Agreement’s execution by notifying the Employer’s General Counsel (Todd Walker) of the revocation of the acceptance of this Separation Agreement. Such revocation must be submitted to Employer’s home office located at Amerisafe, Inc., ATTN: Todd Walker, 2301 Hwy. 190 West, DeRidder, LA 70634, Phone: (337) 463-9052, Fax: (337) 463-7298, E-mail: twalker@amerisafe.com. If not revoked before the expiration of seven (7) days following its execution, this Separation Agreement will become effective and binding and payment will be submitted for processing on or about Employer’s first regular payroll period occurring more than eight (8) days after Employer’s receipt of a fully executed original of this Separation Agreement.

F.	Pending Claims Representation. Employee represents, acknowledges and confirms that he has not filed or otherwise initiated any lawsuit, complaint, charge, demand or any other proceedings against Employer in any local, state or federal court or governmental agency or commission based upon any events or items occurring prior to and through the date of execution of this Separation Agreement. Employee expressly waives any right to damages or any other legal and equitable relief in connection with any legal proceedings, agency proceedings and any lawsuit that is filed in the future and which is in any way based upon the events occurring before execution of this Separation Agreement or which is in any way related to the claims, causes of action, damages and relief released herein.

G.

Employer Release of Non-Competition Restrictions. In consideration of the releases provided by Employee to Employer and for other good and valuable consideration, Employer hereby releases Employee from the non-competition prohibitions set forth in Section 10.06 of the Executive Officer Employment

Agreement entered into between Employer and Employee. In this regard, Employer agrees that it will not take any legal action to enforce the specific restrictions set forth in Section 10.06 of the Executive Officer Employment Agreement and that Employer will not attempt to prohibit or restrict Employee from rendering services, in an employment or officer capacity, with any company or entity which would otherwise be prohibited under the terms of Section 10.06 of the Executive Officer Employment Agreement. Employee is not, however, released from the non-solicitation provisions set forth in Section 10.07 of the Executive Officer Employment Agreement and Employee hereby acknowledges and affirms that the non-solicitation obligations set forth in Section 10.07 of the Executive Officer Employment Agreement shall survive Employee’s separation of employment and shall remain in full force and effect in accordance with the specific terms and conditions, geographic areas and time periods set forth in the Executive Officer Employment Agreement, and attachment “A” thereto, and including the specific restrictions set forth in Section 10 of the Executive Officer Employment Agreement. Employee represents, warrants and agrees that he will comply with the non-solicitation restrictions set forth in Section 10 of the Executive Officer Employment Agreement.

H.	Continuing Obligations of Employee. In addition to any continuing obligations or surviving obligations that are specifically addressed in this Separation Agreement or that are otherwise applicable as a matter of law, Employee expressly agrees, represents and warrants that he will comply with any and all applicable rules, laws, policies, regulations, directives and orders which may be applicable to him and which may have existed by virtue of his position as an Executive Officer with Employer and that, to the fullest extent applicable, Employee shall continue to comply with same. Employee further acknowledge, represents and warrants that he has not been requested by Employer and has not been induced by Employer to breach any legal obligations or regulatory obligations that may be applicable to Employer or to Employee by virtue of his Executive Officer position with Employer and whether or not arising during Employee’s employment with Employer or in connection with this Separation Agreement. Additionally, Employee represents and warrants that he has complied with any and all applicable legal and regulatory obligations during his employment with Employer and that, during the course and scope of his employment with Employer, he did not violate or breach, or cause Employer to violate or breach, any such legal or regulatory obligations or requirements.

4.

DEFINITION OF “AFFILIATES”. As used herein, the term “Affiliates” shall include any person, corporation, partnership, limited liability company, joint venture or other entity that directly, or indirectly, through one or more intermediaries, owns or controls, or is owned or is controlled by, or is under common ownership or control with, or, in certain instances is managed by, Employer, and further, shall include Employer’s and each Affiliate’s respective predecessors, successors and assigns. Affiliates also include the following named entities: Amerisafe Risk Services, Inc., American Interstate Insurance Company, Amerisafe General Agency, Inc., Silver Oak Casualty, Inc., and American

Interstate Insurance Company of Texas. Affiliates also include the shareholders, officers, directors, managers, agents, employees, attorneys and insurers of Affiliates. Protections afforded Employer under this Separation Agreement and the obligations imposed on Employee, including the releases contained in this Separation Agreement, shall be for the benefit of and shall inure to the benefit of Affiliates and the Affiliates are expressly declared and deemed third party beneficiaries to this Separation Agreement.

5.	MISCELLANEOUS

A.	The obligations of Employee under this Separation Agreement are personal and may not be assigned or delegated to any other person. The obligations of Employee under this Separation Agreement shall be binding upon Employee’s heirs, personal representatives and successors in interest, and shall inure to the benefit of the Employer, the Released Parties, Affiliates and any of their successors, representatives and assigns.

B.	This Separation Agreement shall be assignable by Employer, in whole or in part without the Employee’s prior consent.

C.	This Separation Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matters hereof and any and all prior discussions, negotiations, commitments, letters of intent, memoranda, writings and understandings related hereto are hereby superseded. This Separation Agreement can be amended only by a written agreement executed by each party hereto.

D.	This Separation Agreement is being entered into, in whole or in part, in Beauregard Parish, Louisiana, for performance, in whole or in part, in Beauregard Parish, Louisiana. This Separation Agreement shall be interpreted in accordance with the laws of the State of Louisiana and Louisiana law shall apply. This Separation Agreement shall be governed by the laws of the State of Louisiana, without regard to the application of conflicts of laws principles. This Separation Agreement may be executed in multiple originals or counterparts and is effective upon signature of the parties.

E.	Each term and condition of this Separation Agreement shall be considered severable, and if, for any reason, any provision or provisions, or portions thereof, are determined to be invalid, overbroad, or unenforceable for any reason, such provision or provisions shall be deemed modified or may be reformed by a court of competent jurisdiction, to the extent required to render it valid, enforceable and binding, and such determination shall not affect the validity or enforceability of any other provision of this Separation Agreement. In the event that such an invalid, excessively broad, or otherwise unenforceable provision cannot be modified or reformed such that it may be enforced, then said court shall, only to the extent necessary, strike or sever the invalid, excessively broad or unenforceable provision and enforce the remaining provisions of this Separation Agreement. Severability and reformation shall apply.

F.	In the event Employee breaches any of his obligations or terms as set forth in this Separation Agreement or any representations and warranties contained in this Separation Agreement or in the event the Employer seeks enforcement of any term, obligation, representation or warranty set forth in this Separation Agreement, Employer shall be entitled to recover and Employee shall be obligated to pay all attorney’s fees, court costs and expenses incurred by Employer.

G.	This Separation Agreement and the presentment of this Separation Agreement to Employee shall not in any way be construed as an admission by Employer that it has in any way acted wrongfully or that any particularized claim exists with respect to Employee or any other person or entity or that Employee has any causes of action or rights of action whatsoever against Employer.

H.	Employee agrees and acknowledges that the amount being paid to him, as referenced herein, by Employer is fair, reasonable and adequate and constitutes good and valuable consideration based on his independent evaluation and diligence.

I.	Upon acceptance and execution of this Agreement, Employee shall forward one fully executed original to Employer’s General Counsel (Todd Walker), 2301 Hwy. 190 West, DeRidder, LA 70634, Phone: (337) 463-9052, Fax: (337) 463-7298, E-mail: twalker@amerisafe.com.

6.	ACKNOWLEDGMENT. Employee represents, warrants and agrees that he: (i) fully understands his rights to discuss all aspects of this Separation Agreement with an attorney of his choice; (ii) to the extent, if any, that he desires, he has availed himself of these rights; (iii) has carefully read and fully understands the provisions of this Separation Agreement; and (iv) has entered into and executed this Separation Agreement without duress or coercion from any source.

EMPLOYER Amerisafe, Inc.		EMPLOYEE

BY:	/S/ TODD WALKER	/S/ DAVID O. NARIGON
	Todd Walker, Executive Vice President, General Counsel and Secretary	David O. Narigon
Date:	03/02/2010	Date:	03/02/2010